EXHIBIT 99.1


SYSCO                                                                     [LOGO]
--------------------------------------------------------------------------------
SYSCO Corporation
1390 Enclave Parkway                                                NEWS RELEASE
Houston, Texas 77077-2099
(281)584-1390                                       FOR MORE INFORMATION
                                                    CONTACT: John M. Palizza
                                                             Assistant Treasurer
                                                             (281) 584-1308

              SYSCO'S FOURTH QUARTER EARNINGS PER SHARE JUMP 19.3%

                     FISCAL 2003 EARNINGS PER SHARE UP 16.8%


     HOUSTON, AUGUST 11, 2003 -- SYSCO Corporation (NYSE: SYY) today announced its fourth quarter and fiscal year 2003 results for the period ended June 28, 2003.

FOURTH QUARTER HIGHLIGHTS:

   0 Diluted earnings per share rose 19.3%, to $0.37 compared to $0.31 in the same period last year
   0 Net earnings climbed 17.9% to $243 million vs. $206 million in last year's fourth quarter
   0 Sales increased 10.5% to $6.97 billion vs. $6.31 billion in last year's fourth quarter
   0  Real sales growth for the fourth quarter was 6.1%

FISCAL YEAR HIGHLIGHTS:

   0 Diluted earnings per share increased 16.8%, to $1.18 compared to $1.01 last year
   0 Net earnings increased 14.5% to $778 million vs. $680 million last year
   0 Sales reached $26.14 billion, an 11.9% gain compared to sales of $23.35 billion last year
   0  Real sales growth for the fiscal year was 6.7%

     Richard J. Schnieders, SYSCO's chairman and chief executive officer, said, "Through the collective efforts of all SYSCO associates, we were able to achieve solid sales and earnings results for both the fourth quarter and the fiscal year. The 19.3 percent increase in earnings per share and the 10.5 percent rise in sales for the quarter represent our 109th consecutive quarter of sales and earnings gains. This accomplishment is a direct result of our efforts to provide superior customer service as we seek to help our customers succeed."

     Thomas E. Lankford, SYSCO's president and chief operating officer, said, "Product costs trended upward during the last half of the fiscal year, reversing the deflationary pressures experienced in the first half of the fiscal year, resulting in a flat rate for the entire year. The internally estimated inflation rate for the quarter was 2.5 percent, as opposed to the 0.8 percent inflation for the third fiscal quarter. This rapid price change was partially responsible for a 10-basis-point decline in fourth quarter gross margins compared to last year's fourth quarter, since essentially we absorbed some of the increases that occurred during the quarter.

     "Operating efficiencies," he continued, "and the use of best business practices and technology systems resulted in a 42 basis point reduction in operating expenses at our operating companies as a percent of total sales during the fourth quarter. Specifically, our operating company presidents have excelled in adopting our state-of-the-art systems and have shared their expertise across the country with other SYSCO companies, making our operations more efficient, productive and profitable."

     Mr. Lankford also noted that SYSCO remains committed to reinvesting in its business in order to continue to drive efficiencies. Capital expenditures for fiscal 2003 were $436 million and are projected to be between $490 and $510 million for fiscal 2004. Since the initiative began in fiscal 2002 and through the end of fiscal 2003, total cash expended for the National Supply Chain project was $81.2 million. Of that cumulative amount, $36.8 million has been expensed and the remainder has been capitalized. For fiscal 2003, expenses for the project were $7.1 million during the fourth quarter and $21.4 million for fiscal 2003. Construction on the Northeast Redistribution Center is progressing on time and on budget and is expected to be operational in the summer of 2004. Located near Front Royal, Virginia, the center will receive and redistribute food and food-related products to 14 SYSCO operating companies in the Northeast, creating benefits for customers and suppliers, as well as for SYSCO.

     Commenting  on  SYSCO's  uses  of  cash  and  cash  flow  performance,  Mr.
Schnieders said, "We invest to grow our business profitably through internal growth and profitable acquisitions, which has resulted in the strong historical sales and earnings performance that our shareholders have come to expect. The majority of the remaining money is returned to our shareholders through dividends and share repurchases. During fiscal 2003, SYSCO paid $262 million in the form of dividends and spent $478 million in share repurchases for a total of $740 million. That is approximately 95 percent of the net earnings SYSCO generated during the year."

     Mr. Schnieders also added that approximately nine million shares remain on the company's current 20 million share repurchase program that was announced in July 2002. "SYSCO has completed all nine prior share repurchase programs," he said, "investing approximately three billion dollars since 1992 to buy back 219 million shares. Over the last five years SYSCO has returned $2.7 billion, or 94 percent of its net earnings, to shareholders through dividends and share repurchases."

     In concluding his remarks, Mr. Schnieders also noted that for fiscal 2004, which will be a 53-week fiscal year, SYSCO anticipates an effective income tax rate of 38.50 percent. This compares to the current rate of 38.25 percent, with the increase attributable to the increasing effective rates of state taxes.

     "Our internal and external growth strategies generated additional market share gains in fiscal 2003," he stated. "SYSCO's operational and financial fundamentals remain strong, our industry is growing, and we have exciting opportunities to continue to help our customers be successful."

     SYSCO is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to approximately 415,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. SYSCO's operations are located throughout the United States and Canada and include broadline companies, specialty produce, meat and hotel supply operations and SYGMA, the company's chain restaurant distribution subsidiary. For more information about SYSCO visit the company's home page at www.sysco.com. As previously announced, SYSCO's fourth quarter fiscal 2003 earnings conference call will be held at 10:00 a.m. EST on Monday, August 11, 2003. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com under Investor Relations.

Forward-Looking Statements

     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to continue to grow its business, control or reduce expenses and increase operating efficiencies, the impact of inflation and deflation, future tax rates, and statements regarding the timing, cost and expected benefits of the Northeast Redistribution Center and the national supply chain project. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment; SYSCO's leverage and debt risks; risks relating to the successful completion of acquisitions and fold-outs and integration of acquired companies; risks and uncertainties relating to the successful completion of the Northeast Redistribution Center; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and internal factors such as the ability to control expenses. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2002 as filed with the Securities and Exchange Commission.

                                    - more -

Comparative financial data for the fourth quarter of fiscal years 2003 and 2002 are summarized below.



($000 omitted except for per share data)             FOR THE 13-WEEK PERIOD ENDED
                                                 ----------------------------------------
                                                   JUNE 28, 2003           JUNE 29, 2002
                                                 ----------------        ----------------
SALES                                             $    6,971,840          $    6,310,536
Costs and expenses
    Cost of sales                                      5,582,663               5,046,832
    Operating expenses                                   976,123                 914,900
    Interest expense                                      19,627                  16,202
    Other, net                                               332                    (869)
                                                 ----------------        ----------------
Total costs and expenses                               6,578,745               5,977,065
                                                 ----------------        ----------------
EARNINGS BEFORE INCOME TAXES                             393,095                 333,471
Income taxes                                             150,359                 127,553
                                                 ----------------        ----------------
NET EARNINGS                                      $      242,736          $      205,918
                                                 ================        ================
BASIC EARNINGS PER SHARE                          $         0.38          $         0.31
                                                 ================        ================
DILUTED EARNINGS PER SHARE                        $         0.37          $         0.31
                                                 ================        ================
AVERAGE SHARES OUTSTANDING                           646,157,089             657,637,781
                                                 ================        ================
DILUTED AVERAGE SHARES OUTSTANDING                   655,791,441             667,725,856
                                                 ================        ================
-----------------------------------------------------------------------------------------

Comparative segment sales data for the fourth quarter of fiscal years 2003 and 2002 is summarized below.


($000)                                                 FOR THE 13-WEEK PERIOD ENDED
                                                 ----------------------------------------
                                                   JUNE 28, 2003          JUNE 29, 2002
                                                 ----------------        ----------------
SALES
    Broadline                                     $    5,693,056          $    5,195,750
    SYGMA                                                782,922                 714,460
    Other                                                573,678                 455,805
    Intersegment Sales                                   (77,816)                (55,479)
                                                 ----------------        ----------------
TOTAL SALES                                       $    6,971,840          $    6,310,536
                                                 ================        ================
-----------------------------------------------------------------------------------------

Comparative real sales growth data for the fourth quarter of fiscal years 2003 and 2002 as compared to previous year quarters is summarized below.

                                                        FOR THE 13-WEEK PERIOD ENDED
                                                 ----------------------------------------
                                                   JUNE 28, 2003          JUNE 29, 2002
                                                 ----------------        ----------------
Total sales growth                                      10.5%                  9.0%
Less growth from acquisitions                           (1.9)                 (5.5)
Less inflation /Add deflation                           (2.5)                  1.7
                                                 ----------------        ----------------
Real Sales Growth                                        6.1%                  5.2%
                                                 ================        ================


Inflation/deflation calculated using SYSCO's Internal Inflation Index.
-----------------------------------------------------------------------------------------

Comparative SYSCO Brand Sales and Marketing Associate-Served data for the fourth quarter of fiscal years 2003 and 2002 is summarized below.

                                                     FOR THE 13-WEEK PERIOD ENDED
                                                   JUNE 28, 2003      JUNE 29, 2002
                                                 ----------------    ----------------
SALES
SYSCO Brand as a % of MA-Served Sales                    56.5%            56.0%
SYSCO Brand as a % of Traditional Broadline Sales        48.6%            48.6%
MA-Served as a % of Total Traditional
   Broadline Sales                                       56.0%            56.6%



All SYSCO Brand and Marketing Associate-Served data excludes Canadian operations
----------------------------------------------------------------------------------------

The comparative financial data for the 52 weeks of fiscal years 2003 and 2002 are summarized below.


($000 omitted except for per share data)                FOR THE 52-WEEK PERIOD ENDED
                                                 ----------------------------------------
                                                   JUNE 28, 2003           JUNE 29, 2002
                                                 ----------------        ----------------
TOTAL SALES                                       $   26,140,337          $   23,350,504
Costs and expenses
    Cost of sales                                     20,979,556              18,722,163
    Operating expenses                                 3,836,507               3,467,379
    Interest expense                                      72,234                  62,897
    Other, net                                            (8,347)                 (2,805)
                                                 ----------------        ----------------
Total costs and expenses                              24,879,950              22,249,634
                                                 ----------------        ----------------
EARNINGS BEFORE INCOME TAXES                           1,260,387               1,100,870
Income taxes                                             482,099                 421,083
                                                 ----------------        ----------------
   NET EARNINGS                                   $      778,288          $      679,787
                                                 ================        ================
   BASIC EARNINGS PER SHARE                       $         1.20          $         1.03
                                                 ================        ================
   DILUTED EARNINGS PER SHARE                     $         1.18          $         1.01
                                                 ================        ================
AVERAGE SHARES OUTSTANDING                           650,600,652             661,808,432
                                                 ================        ================
DILUTED AVERAGE SHARES OUTSTANDING                   661,535,382             673,445,783
                                                 ================        ================
-----------------------------------------------------------------------------------------

Comparative segment sales data for the 52 weeks of fiscal years 2003 and 2002 is summarized below.

($000)                                                  FOR THE 52-WEEK PERIOD ENDED
                                                 ----------------------------------------
                                                   JUNE 28, 2003           JUNE 29, 2002
                                                 ----------------        ----------------
SALES
    Broadline                                     $   21,489,862          $   19,163,449
    SYGMA                                              2,916,174               2,671,110
    Other                                              2,003,060               1,707,229
    Intersegment Sales                                  (268,759)               (191,284)
                                                 ----------------        ----------------
TOTAL SALES                                       $   26,140,337          $   23,350,504
                                                 ================        ================
-----------------------------------------------------------------------------------------

Comparative real sales growth data for the 52 weeks of fiscal years 2003 and 2002 as compared to prior fiscal years is summarized below.

                                                        FOR THE 52-WEEK PERIOD ENDED
                                                 ----------------------------------------
                                                   JUNE 28, 2003           JUNE 29, 2002
                                                 ----------------        ----------------
Total sales growth                                      11.9%                   7.2%
Less growth from acquisitions                           (5.2)                  (3.4)
Less inflation /Add deflation                            0.0                   (1.1)
                                                 ----------------        ----------------
Real Sales Growth                                        6.7%                   2.7%
                                                 ================        ================

Inflation/deflation calculated using SYSCO's Internal Inflation Index.
-----------------------------------------------------------------------------------------

Comparative SYSCO Brand Sales and Marketing Associate-Served data for the 52 weeks of fiscal years 2003 and 2002 is summarized below.

                                                     FOR THE 52-WEEK PERIOD ENDED
                                                 -----------------------------------
                                                  JUNE 28, 2003       JUNE 29, 2002
                                                 ----------------   ----------------
SALES
 SYSCO Brand as a % of MA-Served Sales                   56.5%            55.7%
 SYSCO Brand as a % of Traditional
    Broadline Sales                                      48.6%            48.2%
 MA-Served as a % of Total Traditional
    Broadline Sales                                      55.5%            55.3%

 All SYSCO Brand and Marketing Associate-Served data excludes Canadian operations
-------------------------------------------------------------------------------------


                                SYSCO CORPORATION
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (In Thousands)

                                                        June 28, 2003         June 29, 2002
                                                       ---------------       ---------------
Current assets
   Cash                                                 $    337,447           $    198,439
   Receivables                                             2,009,627              1,760,827
   Inventories                                             1,230,080              1,117,869
   Deferred taxes                                                  -                 34,188
   Prepaid expenses                                           52,380                 41,966
                                                       ---------------        ---------------
     Total current assets                                  3,629,534              3,153,289

Plant and equipment at cost, less depreciation             1,922,660              1,697,782

Other assets
   Goodwill and intangibles                                1,113,960                922,222
   Restricted cash                                            83,807                 32,000
   Other                                                     186,560                184,460
                                                       ---------------        ---------------
      Total other assets                                   1,384,327              1,138,682
                                                       ---------------        ---------------
Total assets                                            $  6,936,521           $  5,989,753
                                                       ===============        ===============

Current liabilities
   Notes payable                                        $    101,822           $     66,360
   Accounts payable                                        1,637,505              1,349,330
   Accrued expenses                                          624,451                599,324
   Accrued income taxes                                        9,193                 41,596
   Deferred taxes                                            307,211                      -
   Current maturities of long-term debt                       20,947                 13,754
                                                       ---------------        ---------------
     Total current liabilities                             2,701,129              2,070,364

Other liabilities
   Long-term debt                                          1,249,467              1,176,307
   Deferred taxes                                            498,396                441,570
   Other long-term liabilities                               289,998                168,993
                                                       ---------------        ---------------
     Total other liabilities                               2,037,861              1,786,870

Shareholders' equity
   Common stock, par $l per share                            765,175                765,175
   Paid-in capital                                           249,235                217,891
   Retained earnings                                       3,373,853              2,869,417
   Other comprehensive loss                                 (152,381)               (65,435)
   Treasury stock                                         (2,038,351)            (1,654,529)
                                                       ---------------        ---------------
   Total shareholders' equity                              2,197,531              2,132,519
                                                       ---------------        ---------------
Total liabilities and shareholders' equity              $  6,936,521           $  5,989,753
                                                       ===============        ===============


                                SYSCO CORPORATION
                CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
                                 (In Thousands)


                                                            For the 52-Week Period Ended
                                                       ---------------------------------------
                                                        June 28, 2003           June 29, 2002
                                                       ---------------         ---------------
Cash flows from operating activities:
  Net earnings                                          $    778,288            $    679,787
  Add non-cash items:
      Depreciation and amortization                          273,142                 278,251
      Deferred tax provision                                 481,330                 263,492
      Provision for losses on receivables                     27,133                  25,904
  Additional  investment  in certain  assets and
    liabilities,  net of effect of
    businesses acquired:
      (Increase) in receivables                             (218,150)                (32,360)
      (Increase) in inventories                              (69,959)                (17,804)
      (Increase) in prepaid expenses                          (9,509)                   (680)
      Increase (decrease) in accounts payable                237,360                    (357)
      (Decrease) in accrued expenses                         (85,294)                (23,403)
      (Decrease) in accrued income taxes                     (33,121)                (81,736)
      (Increase) in other assets                              (8,380)                 (6,114)
                                                       ---------------         ---------------
  Net cash provided by operating activities                1,372,840               1,084,980
                                                       ---------------         ---------------
Cash flows from investing activities:
  Additions to plant and equipment                          (435,637)               (416,393)
  Proceeds from sales of plant and equipment                  14,629                  20,711
  Acquisition of businesses, net of cash acquired           (209,010)               (234,618)
  Increase in restricted cash balances                       (51,807)                (32,000)
                                                       ---------------         ---------------
    Net cash used for investing activities                  (681,825)               (662,300)
                                                       ---------------         ---------------
Cash flows from financing activities:
  Bank and commercial paper borrowings (repayments)           85,224                (143,593)
  Other debt (repayments) borrowings                         (12,098)                384,114
  Cash from termination of interest rate swap                 15,359                       -
  Common stock reissued from treasury                        101,312                  86,328
  Treasury stock purchases                                  (478,471)               (473,558)
  Dividends paid                                            (261,854)               (213,275)
                                                       ---------------         ---------------
    Net cash used for financing activities                  (550,528)               (359,984)
                                                       ---------------         ---------------
Effect of exchange rate changes on cash                       (1,479)                      -
                                                       ---------------         ---------------
Net increase in cash                                         139,008                  62,696
Cash at beginning of period                                  198,439                 135,743
                                                       ---------------         ---------------
Cash at end of period                                   $    337,447            $    198,439
                                                       ===============         ===============
Cash paid during the period for:

  Interest                                              $     69,103            $     61,354
  Income taxes                                          $     28,747            $    239,792


                                      # # #
